SCHEDULE 14A
(SECTION 14(a))

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12

                           APPLIEDTHEORY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

                             Common Stock (par value $0.01)
        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of this filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                             [APPLIED THEORY LOGO]

                                                                     May 4, 2001

Dear Stockholder:

     You are cordially invited to attend the 2001 Annual Meeting of Stockholders of AppliedTheory Corporation which will be held on May 31, 2001 at the Muse Hotel, 130 West 46th Street, New York, New York at 9:00 a.m.

     At this meeting you are being asked to: (i) elect two Class II directors to the Board of Directors for a three year term; (ii) approve the issuance of shares of our common stock in excess of 20% of our total shares outstanding to the 5% convertible debenture holders, if and when such debentures are converted into, and/or warrants held by such holders are exercised for, common stock;
(iii) approve the issuance of shares of our common stock in excess of 20% of our total shares outstanding to Crescent International Ltd; (iv) approve an increase in the number of shares available to be granted under the 1999 Stock Option Plan; and (v) ratify the appointment of Grant Thornton LLP as independent certified public accountants for AppliedTheory.

     The Board of Directors has unanimously approved all of these proposals and we urge you to vote in favor of them.

     To ensure your participation in this vote, please mark, sign, date and return the enclosed proxy card promptly, whether or not you plan on attending the meeting. At the meeting you will be entitled to vote in person.

     Your participation in AppliedTheory's affairs is valuable and important. Thank you for your interest in our future and your assistance in returning your proxy card promptly.

                                          Sincerely,

                                          /s/ Danny E. Stroud
                                          --------------------------------------
                                          Danny E. Stroud
                                          President, Chief Executive Officer and
                                          Director
                                          AppliedTheory Corporation

                             [APPLIED THEORY LOGO]

                 NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of AppliedTheory Corporation:

     The 2001 Annual Meeting of Stockholders of AppliedTheory Corporation will be held at the Muse Hotel, 130 West 46th Street, New York, New York on May 31, 2001 at 9:00 a.m., for the following purposes:

     1. To elect two Class II directors to the Board of Directors for a three year term;

     2. To approve the issuance of shares of our common stock in excess of 20% of our total shares outstanding to the 5% convertible debenture holders;

     3. To approve the issuance of shares of our common stock in excess of 20% of our total shares outstanding to Crescent International Ltd.;

     4. To approve an increase in the number of shares available to be granted under the 1999 Stock Option Plan;

     5. To ratify the appointment of Grant Thornton LLP as independent certified public accountants for AppliedTheory; and

     6. To transact such other business as may properly come before the meeting and any adjournment thereof.

     A proxy statement with respect to this Annual Meeting accompanies and forms a part of this Notice. AppliedTheory's Form 10-K Annual Report for the fiscal year ended December 31, 2000 also accompanies this Notice.

     The Board of Directors has fixed the close of business on April 10, 2001 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

                                          By Order of the Board of Directors,

                                          /s/ Angelo A. Gencarelli III
                                          --------------------------------------
                                          Angelo A. Gencarelli III
                                          Senior Vice President and Chief
                                          Financial Officer
                                          AppliedTheory Corporation

New York, NY
May 4, 2001

                             YOUR VOTE IS IMPORTANT

               PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD
         AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT
                    YOU EXPECT TO ATTEND THE ANNUAL MEETING.

                           AppliedTheory Corporation
                            1500 Broadway, 3rd Floor
                               New York, NY 10036

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
General Information.........................................       1
Proposal 1 -- Election of Directors.........................       2
Board of Directors and its Committees.......................       4
Report of the Audit and Finance Committee...................       4
Report of the Compensation Committee on Executive
  Compensation..............................................       6
Executive Officers who are not Directors....................       8
Security Ownership of Certain Beneficial Owners and
  Management................................................       9
Summary Compensation Table..................................      11
Option Grants in Fiscal 2000................................      12
Aggregated Option Exercises in Fiscal 2000 and Fiscal Year
  End Values................................................      13
Transactions with Executive Officers, Directors and
  Others....................................................      14
Stock Performance Graph.....................................      17
Proposal 2 -- Approval of the Issuance of Shares of Our
  Common Stock in Excess of 20% of Our Total Shares
  Outstanding to the 5% Convertible Debenture Holders.......      17
Proposal 3 -- Approval of the Issuance of Shares of Our
  Common Stock in Excess of 20% of Our Total Shares
  Outstanding to Crescent International Ltd.................      20
Proposal 4 -- Approval of an Increase in the Number of
  Shares Available to be Granted Under the 1999 Stock Option
  Plan......................................................      21
Proposal 5 -- Ratification of Appointment of Independent
  Certified Public Accountants..............................      23
Other Matters...............................................      23
Appendix A..................................................     A-1

PROXY STATEMENT

                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of AppliedTheory Corporation, a Delaware corporation, of proxies to be voted at the Annual Meeting of stockholders on May 31, 2001. This proxy statement, the accompanying proxy card and our Annual Report on Form 10-K are first being mailed to stockholders on or about May 4, 2001.

VOTING SECURITIES

     The Board of Directors has fixed the close of business on April 10, 2001 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the 2001 Annual Meeting. As of the record date, there were 26,432,341 shares of our common stock, $0.01 par value per share, outstanding. Holders of our common stock on the record date are entitled to notice of the 2001 Annual Meeting and to one vote per share of our common stock owned by each of them.

PROXIES

     Richard Mandelbaum, Danny E. Stroud and Angelo A. Gencarelli III, the persons named as proxies on the proxy card accompanying this proxy statement, were selected to serve in such capacity. Dr. Mandelbaum is the Chairman of our Board of Directors, Mr. Stroud is our President and Chief Executive Officer and Mr. Gencarelli is our Senior Vice President and Chief Financial Officer. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by our Secretary of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the 2001 Annual Meeting.

VOTING OF PROXIES

     Because many of our stockholders are unable to attend the 2001 Annual Meeting, the Board of Directors solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this proxy statement. Stockholders are urged to carefully read the material in this proxy statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card, and then sign, date and return the card in the enclosed stamped envelope.

     If no choice is specified and the card is properly signed and returned, the shares will be voted by the persons named as proxies in accordance with the recommendations of the Board of Directors contained in this proxy statement.

QUORUM; METHOD OF TABULATION

     The holders of at least a majority of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting, if represented in person or by proxy, will constitute a quorum at the 2001 Annual Meeting. Under applicable law, our Certificate of Incorporation and our By-laws, and assuming that a quorum is present, in the election of directors, the persons elected will be the persons receiving the greatest number of votes. At the 2001 Annual Meeting, the affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required to: approve the issuance of shares of our common stock in excess of 20% of our total shares outstanding to the 5% convertible debenture holders; approve the issuance of shares of our common stock in excess of 20% of our total shares outstanding to Crescent International Ltd.; approve an increase in the number of shares available to be granted under the 1999 Stock Option Plan; and appoint Grant Thornton LLP as the independent certified public accountants of our financial statements for the fiscal year ending December 31, 2001.

     One or more inspectors of election appointed for the meeting will tabulate the votes cast in person or by proxy at the 2001 Annual Meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     Our Board of Directors consists of five (5) directors, one of whom is a Class I director, two of whom are Class II directors, and two of whom are Class III directors. Our Certificate of Incorporation authorizes the Board of Directors from time to time to determine the number of its members. Vacancies in unexpired terms and any additional positions created by Board action may be filled by action of the existing Board of Directors at that time and any director who is appointed in this fashion will serve until the expiration of the term of the directors being replaced or until a successor is duly elected and qualified.

     The term of office for the current Class I director, George Sadowsky, expires at the 2003 Annual Meeting of stockholders. The terms of each of the current Class III directors, James T. Kelsey and Richard Mandelbaum, expire at the 2002 Annual Meeting of stockholders.

     The Class II directors will be elected at the 2001 Annual Meeting. The terms of office for the Class II directors will expire at the 2004 annual meeting of stockholders or until a successor is duly elected and qualified. The persons named below, for whom the enclosed proxy is intended to be voted, currently serve as the Class II directors. It is contemplated that these nominees will be available for election, but if such nominees are not available, the proxy will be voted in accordance with the best judgment of the proxyholder for such persons as may be designated by the Board of Directors, unless the stockholder has directed otherwise.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS BY HOLDERS OF COMMON STOCK:

DANNY E. STROUD

     Mr. Stroud, 47, President and Chief Executive Officer, joined AppliedTheory in July 1999 to lead our mergers and acquisitions initiatives and to enhance our management team for future growth. In October 2000, he was appointed as our President and CEO and became a Director. A telecommunications industry veteran, Mr. Stroud joined us from Veraz Ventures, Inc., a company he founded in 1998 to develop telecommunications opportunities in emerging markets. His experience included leadership roles at Verio, Nextel, OneComm, Bay Area Cellular Telephone (Cellular One) and Pacific Bell Yellow Pages. Mr. Stroud received his M.B.A. from St. Mary's College of California and his B.S. from the U.S. Military Academy at West Point.

DAVID GROELINGER

     Mr. Groelinger, 50, has been a director of AppliedTheory since October 2000. He chairs the audit and finance committee of our Board of Directors. Since 1996, Mr. Groelinger has been the Executive Vice President and Chief Financial Officer of Riddell Sports, Inc., a major manufacturer and distributor of athletic and school spirit products and services for schools and youth organizations. From 1994 to 1995, he was a member of the Board of Directors and Executive Vice President and Chief Financial Officer of Regency Holdings (Cayman), Inc., which owned and operated a major international cruise line. Prior to 1994, Mr. Groelinger served in various senior financial capacities during twelve years at Chiquita Brands, Inc. Mr. Groelinger holds an M.B.A. from Hofstra University and a B.A. from the University of Miami (Florida).

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NAMED NOMINEES FOR DIRECTOR.

CLASS I DIRECTOR CONTINUING IN OFFICE UNTIL THE 2003 ANNUAL MEETING OF STOCKHOLDERS

GEORGE SADOWSKY

     Dr. Sadowsky, 64, has been a director of AppliedTheory since September of 1996 and chairs the compensation committee of our Board of Directors. Dr. Sadowsky is currently the Executive Director of the Global Internet Policy Initiative, a joint project of the Center for Democracy and Technology and Internews. He was previously Director of Network Services and Director of Academic Computing at New York University, which he joined in 1990. Since 1998 he has been the Vice President for Education of the Internet Society, and from 1995 to 1998 he was its Vice President for Conferences. He has been a member of its Board of Trustees since 1996. From 1996 to the present, Dr. Sadowsky has been a member of the Technical Advisory Panel of the InfoDev Program of the World Bank and is presently its Coordinator. He has served as a Trustee of the Corporation for Research and Educational Networking and as a member of the Board of Directors of NYSERNet.net and NYSERNet.org. He has also served as a consultant to various institutions, including the Inter-American Development Bank, the United States Treasury Department, USAID, the United Nations and the International Science Foundation. He spent 12 years at the United Nations as a technical adviser engaged in the transfer of information technology to developing countries, and has continued to be involved in these activities. Dr. Sadowsky holds a Ph.D. and an M.A. in Economics from Yale University and an A.B. in Mathematics from Harvard University.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING OF STOCKHOLDERS

RICHARD MANDELBAUM

     Dr. Mandelbaum, 54, Chairman of the Board of AppliedTheory, has been with us since our start of operations in 1996. Dr. Mandelbaum is one of the four computing and communications experts who founded NYSERNet, Inc., one of our largest stockholders, in 1985. Dr. Mandelbaum is no longer a director or member of NYSERNet, Inc. or its successors. He served as Director of the Center for Advanced Technology in Telecommunications (CATT) and Professor of Computer Science at Polytechnic University from 1992 to 1996. Prior to that, he served at the University of Rochester as Vice Provost for Computing and Telecommunications, a Professor of Mathematics, and a Professor of Electrical Engineering. Dr. Mandelbaum helped to oversee research and development work in network management, network security, broadband networking and wireless communications, and he initiated many CATT partnerships with industry. He was also a member of the 1987 advisory committee to the Federal Coordinating Council on Science and Engineering Technology panel of the President's Office of Science and Technology Policy, which influenced the creation and oversight of NSFNet, the immediate precursor of today's Internet. Dr. Mandelbaum was also a co-founder and first president of FARNet and was an active member of the National Telecommunications Task Force. Dr. Mandelbaum holds both a Ph.D. and an M.A. in Mathematics from Princeton University, a B.S. in Mathematics from the Rensselaer Polytechnic Institute, and was a Member of the Princeton Institute of Advanced Studies in 1976 and 1977.

JAMES T. KELSEY

     Mr. Kelsey, 49, has been a director of AppliedTheory since August 1998. He is a member of the compensation, audit and finance and the mergers and acquisitions committees of our Board. Mr. Kelsey is a managing partner of Grumman Hill Group LLC. Grumman Hill Group LLC is the general partner of Grumman Hill Investments III, L.P., one of our largest stockholders. Mr. Kelsey has been with Grumman Hill Group since its inception in 1985, dealing with private equity investments and mergers and acquisitions. From 1993 to 1996, Mr. Kelsey served as Managing Director of the Corporate Finance practice at PricewaterhouseCoopers LLP (f/k/a/ Price Waterhouse), where he provided sales, acquisition, financing and other corporate finance advice to many large multinational and middle market U.S. companies. Mr. Kelsey holds an M.S. in Accounting from the Stern School of Business at New York University and a B.A. in Economics from Princeton University.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

BOARD MEETINGS

     In fiscal year 2000, there were 12 meetings of the Board of Directors (including regularly scheduled and special meetings). During fiscal year 2000, each of our directors participated in at least 75% of the aggregate number of meetings of the Board of Directors and the committees thereof on which they served.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Committees of the Board of Directors consist of the Audit and Finance Committee, the Compensation Committee and the Mergers and Acquisitions Committee. The Board of Directors does not have a Nominating Committee.

     The AUDIT AND FINANCE COMMITTEE currently consists of Mr. Groelinger (Chairman), Dr. Sadowsky and Mr. Kelsey. During fiscal 2000, the Audit and Finance Committee met four times with representatives of Grant Thornton LLP, the Company's independent certified public accountants, and with financial management. This committee's responsibilities are described below under the heading "Report of the Audit and Finance Committee". During the year, the Board examined the composition of the Audit and Finance Committee in light of the adoption by The Nasdaq Stock Market ("NASDAQ") of new rules governing audit committees. Based upon this examination, the Board confirmed that all members of the Audit and Finance Committee are "independent" within the meaning of the NASDAQ's new rules.

     The COMPENSATION COMMITTEE currently consists of Dr. Sadowsky (Chairman), Mr. Kelsey and Dr. Mandelbaum (non-voting). During fiscal 2000, the Compensation Committee met two times. This committee's responsibilities include:

     - making recommendations to the Board of Directors regarding the administration of our stock option and stock purchase plans;

     - reviewing and approving executive compensation and salaries; and

     - setting guidelines regarding incentive compensation for our employees and consultants.

     The MERGERS AND ACQUISITIONS COMMITTEE currently consists of Mr. Kelsey, Mr. Stroud and Dr. Mandelbaum (non-voting). During fiscal 2000, the Mergers and Acquisitions Committee met 12 times in conjunction with the regular Board meetings. This committee's responsibilities include making recommendations to the Board regarding acquisition candidates and proposed mergers.

DIRECTOR COMPENSATION

     We do not pay non-employee directors an annual retainer to serve on our Board of Directors or a fee for each meeting attended. However, all directors are reimbursed for expenses incurred in connection with their attendance at meetings. We have also established the 1999 Stock Option Plan, pursuant to which each member of our Board of Directors who is not one of our employees and who is elected or continues as a member of our Board of Directors may receive options to purchase our common stock. Our Board of Directors has determined that each director who satisfies the foregoing requirements is entitled to receive options to purchase shares of our common stock at an exercise price equal to fair market value at the time of grant. On December 13, 2000, each of our non-employee directors was awarded options to purchase 3,750 shares of our common stock at $3.44. These options vest quarterly over three years commencing on April 1, 2001. On January 18, 2001, these same directors each received an additional award of 20,000 stock options exercisable at $2.88 per share that vest in four equal annual installments commencing on April 1, 2001.

                   REPORT OF THE AUDIT AND FINANCE COMMITTEE

     The following Report of the Audit and Finance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities

Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

     During fiscal 2000, the Audit and Finance Committee of the Board of Directors developed a charter for the Committee, which was approved by the full Board of Directors on July 6, 2000. The complete text of the new charter, which reflects standards set forth in the regulations of the Securities and Exchange Commission ("SEC") and NASDAQ Stock Exchange rules, is reproduced in the Appendix A to this proxy statement.

     As set forth in more detail in the charter, the Audit and Finance Committee's primary duties and responsibilities fall into three broad categories:

     - FIRST, the Committee will serve as an independent and objective party to monitor the Company's financial reporting process and internal control system;

     - SECOND, the Committee is responsible for reviewing and appraising the audit efforts of the Company's independent accountants; this includes matters concerning the relationship between the Company and its outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to the Company; and determining whether the outside auditors are independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No. 1); and

     - THIRD, to provide an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors.

     The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter. To carry out its responsibilities, the Committee met four times during fiscal 2000.

     In overseeing the preparation of the Company's financial statements, the Committee met with both management who has the primary responsibility for the financial statements, the reporting process and the systems of internal control, and the Company's outside auditors who are responsible for expressing an opinion on the conformity of the Company's audited financial statements under generally accepted auditing standards, to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards ("SAS") No. 61, "Communication With Audit Committees" and SAS No. 90, "Audit Committee Communications".

     With respect to the Company's outside auditors, the Committee, among other things, discussed with Grant Thornton LLP matters relating to its independence, including the disclosures made to the Committee and received written disclosure and the letter from the independent auditors as required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees".

     On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

                                          AUDIT AND FINANCE COMMITTEE,

                                          David Groelinger, Chairman
                                          George Sadowsky
                                          James T. Kelsey

FISCAL 2000 ACCOUNTING FIRM FEE SUMMARY

     During the year ended December 31, 2000, the aggregate fees billed to AppliedTheory by the Company's principal accounting firm, Grant Thornton LLP, were $464,000 that included audit fees of $169,000 and non-audit fees of $295,000. The audit fees included related service fees for various SEC registration statements and filings and the non-audit fees were primarily comprised of the fees associated with business acquisitions and accounting consultation services.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     Compensation of AppliedTheory's executives is subject to review and approval by the compensation committee (the "Compensation Committee") of our Board of Directors. The Compensation Committee consists of 2 non-employee directors, Dr. Sadowsky (Chairman) and Mr. Kelsey, and a non-voting employee/director, Dr. Mandelbaum.

COMPENSATION PHILOSOPHY

     In determining executive compensation policies, the Compensation Committee has four primary objectives:

        (1) to attract, motivate and retain key executive talent;

        (2) to balance the flexibility to reward individuals' skills with the need to structure compensation for defined roles;

        (3) to ensure that executive compensation is competitive with that of other leading companies in related fields; and

        (4) to provide incentives to achieve corporate objectives, thereby contributing to the overall goal of enhancing stockholder value.

     The Compensation Committee's compensation policies discussed below are designed to achieve the foregoing objectives. The Compensation Committee expects to continuously review and refine AppliedTheory's compensation practices as necessary to respond to a changing business environment.

     In order to evaluate and establish appropriate compensation practices, the Compensation Committee consults multiple sources of information. The Compensation Committee uses data from benchmark companies within the Internet or similar high technology industries to assess AppliedTheory's performance and compensation operations, product lines, revenues and markets served. The Compensation Committee seeks to set its executive compensation levels competitively with the benchmark companies, to the extent such targets are consistent with the Compensation Committee's objectives.

ELEMENTS OF EXECUTIVE COMPENSATION

     Our executive compensation program has three components: (1) annual cash compensation in the form of base salary and incentive bonus payments; (2) long-term incentive compensation in the form of stock options granted under AppliedTheory's Stock Option Plans; and (3) other compensation and employee benefits generally available to all of our employees, such as health insurance. Annual cash compensation is primarily designed to reward current performance. Long-term incentives and other compensation and employee benefits are primarily designed to create performance incentives over the long term for executive officers and employees.

     Base Salary. The base salary of each executive officer is set at a level deemed sufficient to attract and retain qualified executive officers. The Compensation Committee has generally determined target base salaries according to the average base salaries paid by benchmark Internet and similar high technology companies. Aggregate base salary increases are intended to maintain compensation levels that are in line with leading companies in related fields, while individual base salary increases are set to reflect individual performance levels. The base salaries of certain executive officers are subject to minimums set forth in individual employment agreements.

     Incentive Bonuses. Annual cash bonuses are designed to provide incentives based on individual contribution to the achievement of our annual business goals. Bonus payments have generally been reflective of AppliedTheory's performance in achieving revenues, other operating and corporate objectives, as well as the scope of an executive officer's responsibilities. The award of annual incentive bonuses is based on achieving corporate goals and the amount of individual incentive bonus payments is determined by percentage ranges established annually by the Compensation Committee.

     Long-Term Incentives. The grant of stock options is our current method for providing long-term incentive compensation to its employees. The Compensation Committee believes that the use of stock options attracts and retains qualified personnel for positions of substantial responsibility and also serves to motivate its executive officers to promote the success of our business and maximize stockholder value.

COMPENSATION OF CHIEF EXECUTIVE OFFICER(S)

     The Compensation Committee based the fiscal year 2000 Chief Executive Officer ("CEO") compensation on the policies described above.

     Richard Mandelbaum, Chairman of the Board, served as our CEO through September 2000. Danny E. Stroud served as our President and CEO for the remainder of the fiscal year. During 2000, Dr. Mandelbaum and Mr. Stroud received a total of $294,425 and $210,857 for their services, respectively. Their compensation levels for fiscal 2000 were deemed by the Compensation Committee to be appropriate given their qualifications and contribution to meeting AppliedTheory's objectives.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Tax Code disallows corporate deductibility for certain compensation paid in excess of $1 million to the Chief Executive Officer and to each of the four other most highly paid executive officers of publicly-held companies. "Performance-based compensation," as defined in Section 162(m), is not subject to the deductibility limitation provided certain stockholder approval and other requirements are met. We believe that the stock options granted in fiscal 2000 and prior years satisfied the requirements of federal tax law and thus compensation recognized in connection with such awards should be fully deductible. It is the Company's intention to maximize the deductibility of compensation paid to its officers, to the extent consistent with our best interests. During fiscal 2000, AppliedTheory did not exceed the $1 million deductibility cap with respect to any officer covered by Section 162(m).

                                          COMPENSATION COMMITTEE,

                                          George Sadowsky, Chairman
                                          James T. Kelsey
                                          Richard Mandelbaum (non-voting)

     Notwithstanding any statement to the contrary in any of AppliedTheory's previous or future filings with the Securities and Exchange Commission, the Report of the Compensation Committee, Audit and Finance Committee and the accompanying Stock Performance Graph shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this proxy statement or any part thereof into any such filings.

                      EXECUTIVE OFFICERS OF APPLIEDTHEORY
                             WHO ARE NOT DIRECTORS

     Set forth below is a summary of the background and business experience of those of our executive officers who are not also directors.

     ANGELO A. GENCARELLI III, 41, Senior Vice President and Chief Financial Officer, has been with us since 1996. Mr. Gencarelli presently manages all treasury, financial and accounting functions for us. Mr. Gencarelli was previously the company's Senior Vice President of Operations prior to his appointment to Chief Financial Officer on March 9, 2001. Mr. Gencarelli was previously a Senior Audit Manager with Dannible & McKee, LLP. Prior to that, he was Chief Financial Officer for Bess Eaton Donut Flour Company, Inc. He also served as a Senior Audit Manager with Ernst & Young, where he gained extensive experience with SEC accounting and reporting regulations. He received his undergraduate degree Magna Cum Laude from LeMoyne College, and is a New York State Certified Public Accountant.

     DENIS J. MARTIN, 43, Senior Vice President, Products and Services, has been with us since the start of our operations in 1996. Mr. Martin joined NYSERNet, Inc. in 1993 where he served as Director of Government Services and Director of Info-Services. At AppliedTheory, he is responsible for product management and our national Internet services organization. He has extensive experience in managed services, software development and systems integration. From 1986 to 1993, Mr. Martin worked in the technology division of the New York State Department of Education. He also served as a consultant to state and federal agencies to develop network and application programs. Mr. Martin received an M.S. from Polytechnic University and a B.A. from Clark University.

     EDWARD J. SICILIANO, 38, Senior Vice President, Sales & Marketing, joined AppliedTheory in 1997. Mr. Siciliano leads our sales organization operating in 18 major cities across the United States. He is also responsible for coordinating marketing and strategic efforts that support the sales organization. Prior to joining AppliedTheory, Mr. Siciliano gained a wealth of major account sales management experience at Xerox Corporation where he held a variety of positions and gained vertical market experience in publishing, entertainment, and finance during his 12 years there. He holds a B.S. in Marketing from Rutgers University.

     ROBERT F. MECHUR, 56, Senior Vice President and General Counsel, joined AppliedTheory in May 2000 to work with our legal and management teams. Prior to joining AppliedTheory, Mr. Mechur worked with Underberg & Kessler LLP, where he was an associate from 1972 to 1976 and a partner from 1977 to 1984. Mr. Mechur worked with Omnicad Corporation from 1984 to 1987, where he served as President, Vice President of Finance and Administration, and Vice President of Corporate Operations. Mr. Mechur returned to Underberg & Kessler LLP as a partner from 1988 to 2000, and was Managing Partner from 1991 to 1994. Mr. Mechur began his career with Milbank, Tweed, Hadley & McCloy, where he worked from 1968 to 1971. He currently lectures on business and technology at the University of Rochester's Simon School. Mr. Mechur received his A.B. from Cornell University and his J.D., Cum Laude, from Syracuse University.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth at March 27, 2001, certain information regarding the beneficial ownership of our common stock held by (i) each person known by us to own beneficially more than five percent of the outstanding common stock, (ii) each of our directors and director nominees, (iii) our Chief Executive Officer(s), our four most highly compensated executive officers at the end of 2000 and Lawrence B. Helft, who served as an executive officer until October 2000 and would have been one of our four most highly compensated executive officers had he been an executive officer at the end of 2000, and (iv) all of our directors and executive officers as a group:

                                                               AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP(1)   PERCENT OF CLASS
------------------------------------                          -----------------------   ----------------
Broadwing, Inc.(2)..........................................         5,666,333               21.44%
NYSERNet.net, Inc.(3).......................................         4,719,300               17.85%
Grumman Hill Investments III L.P.(4)........................         2,918,567               11.04%
James G. Couch(5)...........................................         1,678,078                6.35%
NON-EMPLOYEE DIRECTORS:
David Groelinger(6).........................................             5,313                   *
James T. Kelsey(7)..........................................         2,953,880               11.18%
George Sadowsky(8)..........................................            60,903                   *
NAMED EXECUTIVE OFFICERS:
Danny E. Stroud(9)..........................................            28,914                   *
Angelo A. Gencarelli III(10)................................            96,051                   *
Denis J. Martin(11).........................................           330,926                1.25%
Edward J. Siciliano(12).....................................            64,892                   *
David A. Buckel(13).........................................           173,210                   *
Richard Mandelbaum(14)......................................         1,401,574                5.30%
Lawrence B. Helft(15).......................................           311,624                1.18%
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (10
  PERSONS)(16)..............................................         5,427,287               20.53%

---------------
 *  Less than one percent.

 (1) Calculated according to Rule 13d-3(d) of the Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by the holder of the options, warrants, rights or conversion privileges, but not deemed outstanding for the purpose of calculating the percentage owned by any other person listed. As of March 27, 2001 we had 26,432,341 shares of common stock outstanding.

 (2) c/o IXC Internet Services, Inc., 201 East Fourth Street, 102-620, Cincinnati, OH 45201-2301. These shares are held through Broadwing Internet Services, Inc., a subsidiary of Broadwing, Inc. Does not include 83,492 shares subject to the option agreements described under "Certain Transactions -- Option Agreements." Also includes exercisable options to purchase 22,500 shares of our common stock.

 (3) 100 Elwood Davis Rd, Syracuse, NY 13212.

 (4) 60 East 42nd St., Suite 2915, New York, NY 10165. Grumman Hill Investments III, LP is a private equity fund advised by Grumman Hill Group LLC. Grumman Hill Group LLC is the general partner of Grumman Hill Investments III, L.P. Does not include 41,744 shares subject to the option agreements described under "Certain Transactions -- Option Agreements."

 (5) Box 8343, Incline Village, NV 89452-1964.

 (6) c/o Riddell Sports, Inc., 1450 Broadway, Suite 2001, New York, NY 10018. Represents options to purchase 5,313 shares of our common stock that are exercisable within 60 days.

 (7) c/o Grumman Hill Group LLC, 60 East 42nd St., Suite 2915, New York, NY 10165. Includes 2,918,567 shares of common stock owned by Grumman Hill Investments III, L.P. Mr. Kelsey is a managing partner of the general partner of Grumman Hill Investments III, L.P. Mr. Kelsey disclaims beneficial ownership of all shares owned by Grumman Hill Investments III, L.P. Also includes exercisable options to purchase 30,000 shares of our common stock and additional options to purchase 5,313 shares of our common stock that are exercisable within 60 days.

 (8) 64 Sweet Briar Rd., Stamford, CT 06905-1514. Includes exercisable options to purchase 20,000 shares of our common stock and additional options to purchase 5,313 shares of our common stock that are exercisable within 60 days.

 (9) Includes exercisable options to purchase 25,000 shares of our common stock.

(10) Includes exercisable options to purchase 52,300 shares of our common stock.

(11) Includes exercisable options to purchase 46,675 shares of our common stock.

(12) Includes exercisable options to purchase 60,686 shares of our common stock and additional options to purchase 625 shares of our common stock that are exercisable within 60 days.

(13) Mr. Buckel resigned his employment from AppliedTheory as of March 9, 2001. Includes exercisable options to purchase 77,883 shares of our common stock which expire if not exercised by June 9, 2001.

(14) Includes 750,000 shares of common stock held by Ms. Paulette Mandelbaum as trustee for the "Mandelbaum Descendants' Trust" and as to which Dr. Mandelbaum disclaims beneficial ownership. Includes exercisable options to purchase 82,275 shares of our common stock. Includes 125,236 shares subject to the option agreements described under "Certain Transactions -- Option Agreements."

(15) Includes exercisable options to purchase 271,159 shares of our common stock.

(16) Includes exercisable options to purchase 665,978 shares of our common stock and additional options to purchase 16,564 shares that are exercisable within 60 days. Also includes 2,918,567 shares of our common stock owned by Grumman Hill Investments III, L.P. that are deemed to be beneficially owned by one of our directors by virtue of his relationship with this entity.

                           SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation we paid for the last three fiscal years to our Chief Executive Officers and AppliedTheory's four other most highly compensated executive officers (other than the Chief Executive Officers) and two additional individuals who served as executive officers for part of 2000, all of whom shall collectively be referred to as the Named Executive Officers.

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                            ------------
                                                          ANNUAL             SECURITIES
                                                      COMPENSATION(1)        UNDERLYING
                                                   ---------------------    OPTION/SARS     OTHER ANNUAL
NAME AND PRINCIPAL POSITION         FISCAL YEAR    SALARY($)    BONUS($)        (#)           COMP.($)
---------------------------         -----------    ---------    --------    ------------    ------------
Danny E. Stroud...................     2000         194,242      16,615       325,000           10,199
  President and Chief                  1999          67,731          --        60,000            4,338
  Executive Officer                    1998              --          --            --               --

Angelo A. Gencarelli III..........     2000         152,937          --        95,126            8,854
  Senior Vice President and            1999         116,731      31,250         4,800            6,099
  Chief Financial Officer              1998          94,569          --        90,000            5,137

Denis J. Martin...................     2000         178,494          --        98,750           10,020
  Senior Vice President,               1999         199,055     223,177         4,800           10,020
  Products and Services                1998         123,077      81,100       232,688            7,242

Edward J. Siciliano...............     2000         180,156          --        83,062           83,844(4)
  Senior Vice President,               1999         181,620          --            --            8,611
  Sales & Marketing                    1998         160,986          --        75,000            7,181
David A. Buckel(2)................     2000         174,841          --       116,769           74,978(3)
  Former Senior Vice President         1999         129,739      90,750         4,800            7,823
  and Chief Financial Officer          1998         114,486      38,000       150,000            7,000

Richard Mandelbaum................     2000         294,425          --        75,000           10,566
  Chairman of the Board and            1999         271,946     207,500        20,400           11,091
  Former Chief Executive Officer       1998         247,823      80,000       395,835           12,163
Lawrence B. Helft.................     2000         235,500          --            --           12,429
  Former President and                 1999         220,504     110,000       196,500           11,474
  Chief Operating Officer              1998          15,231      50,000       510,001               --

---------------
(1) Except as indicated, no executive named in the above table received Other Annual Compensation in an amount in excess of the lesser of either $50,000 or 10% of the total of salary and bonus reported for him or her in the two preceding columns.

(2) As of March 9, 2001, Mr. Buckel resigned his employment with the Company.

(3) Includes a $65,000 bonus received to satisfy a loan obligation to the Company.

(4) Includes $74,520 in commissions earned for sales in the year indicated.

     The Other Annual Compensation for the year ended December 31, 2000 that is reported above, with the exception of the compensation noted in "(3)" and "(4)", includes matching contributions under the AppliedTheory 401(k) Profit Sharing Plan and imputed income for group term life insurance. These amounts are shown in the following table:

                                    401(K) MATCHING CONTRIBUTION($)    LIFE INSURANCE PREMIUMS($)
                                    -------------------------------    --------------------------
Danny E. Stroud...................               9,600                             599
Angelo A. Gencarelli III..........               8,519                             335
Denis J. Martin...................               9,600                             420
Edward J. Siciliano...............               9,000                             324
David A. Buckel...................               9,600                             378
Richard Mandelbaum................               9,600                             966
Lawrence B. Helft.................               9,600                           2,829

                          OPTION GRANTS IN FISCAL 2000

     The following table sets forth information relating to grants of stock options we made during fiscal year 2000 to the Named Executive Officers under our 1999 Stock Option Plan.

                                 NUMBER OF           % OF TOTAL       EXERCISE                     GRANT
                                 SECURITIES        OPTIONS GRANTED    PRICE PER                    DATE
                             UNDERLYING OPTIONS    TO EMPLOYEES IN      SHARE      EXPIRATION     PRESENT
NAME AND POSITION                GRANTED(#)          FISCAL YEAR      ($/SH)(1)       DATE       VALUE(2)
-----------------            ------------------    ---------------    ---------    ----------    ---------
Danny E. Stroud --.........        20,000               0.91%           31.75        1/17/10       506,200
  President and Chief              30,000(3)            1.37%           14.19        5/26/10       339,300
  Executive Officer                50,000               2.28%            9.38         8/4/10       374,000
                                   50,000               2.28%            7.13        8/11/10       284,000
                                   25,000               1.14%            5.50        8/16/10       109,500
                                  150,000               6.85%            6.13        10/5/10       733,500

Angelo A. Gencarelli               10,000               0.46%           31.75        1/17/10       253,100
  III --...................
  Senior Vice President            20,000               0.91%           14.19        5/26/10       226,200
  and Chief Financial              25,000               1.14%            5.50        10/6/10       109,500
  Officer                          40,126               1.83%            4.50       10/30/10       144,052

Denis J. Martin --.........        10,000               0.46%           31.63         3/2/10       252,100
  Senior Vice President,           75,000               3.42%            5.50        10/6/10       328,500
  Products and Services            13,750               0.58%            4.50       10/30/10        49,363

Edward J. Siciliano --.....        10,000               1.48%           31.63         3/2/10       252,100
  Senior Vice President,            2,500               0.11%            7.63         9/5/10        15,200
  Sales and Marketing              25,000               1.14%            5.50        10/6/10       109,500
                                   45,562               2.08%            4.50       10/30/10       163,568

David A. Buckel(4) --......        20,000               0.91%           31.75        1/17/10       506,200
  Former Senior Vice               75,000               3.42%            5.50        10/6/10       328,500
  President and Chief              21,769               0.99%            4.50       10/30/10        78,151
  Financial Officer

Richard Mandelbaum --......        75,000               3.42%           31.63         3/2/10     1,890,750
  Chairman of the Board and
  Former Chief Executive
  Officer

Lawrence B. Helft --.......            --                 --               --             --            --
  Former President and
  Chief Operating Officer

---------------
(1) The exercise price equals the closing price of our common stock on the date of grant. Unless otherwise noted, the options vest in four equal annual installments generally beginning nine to fourteen months from the grant date. These options expire ten years after grant.

(2) The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model. The following weighted-average assumptions were used to estimate the value of options: a 4 year expected life of the options; a dividend yield of 0%; expected volatility of 1.20; and a risk-free rate of return of 6.15%

(3) 5,000 of these options vested immediately.

(4) Mr. Buckel resigned his employment with us as of March 9, 2001.

                   AGGREGATED OPTION EXERCISES IN FISCAL 2000
                           AND FISCAL YEAR END VALUES

     The following table sets forth the number of shares covered by stock options held by the Named Executive Officers at December 31, 2000, and also shows the value of "in-the-money" options (market price of AppliedTheory's stock less the exercise price) at that date. Except as listed in the table, no other Named Executive Officer exercised any AppliedTheory stock options or beneficially owned unexercised AppliedTheory stock options.

                                                                                    VALUE OF UNEXERCISED
                             SHARES                   SECURITIES UNDERLYING        IN-THE-MONEY OPTIONS AT
                            ACQUIRED     VALUE             OPTIONS($)               FISCAL YEAR END($)(2)
                               ON      REALIZED    ---------------------------   ---------------------------
NAME AND POSITION           EXERCISE    ($)(1)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------           --------   ---------   -----------   -------------   -----------   -------------
Danny E. Stroud --........       --           --      20,000        365,000            --             --
  President and Chief
     Executive Officer

Angelo A. Gencarelli
  III --..................    9,938      249,510      49,800        152,500            --         21,733
  Senior Vice President
  and Chief Financial
  Officer

Denis J. Martin --........       --           --      44,175        200,000            --             --
  Senior Vice President,
  Products and Services

Edward J. Siciliano --....       --           --      47,530        131,250        16,048         17,101
  Senior Vice President,
  Sales and Marketing

David A. Buckel --........      796       17,693      72,883        200,000            --          2,251
  Former Senior Vice
  President and Chief
  Financial Officer

Richard Mandelbaum --.....  264,487    2,497,198      63,525        156,662            --             --
  Chairman of the Board
  and Former Chief
  Executive Officer

Lawrence B. Helft --......       --           --     271,159        401,252            --             --
  Former President and
  Chief Operating Officer

---------------
(1) The value realized equals the difference between the option exercise price and the closing price (or fair value if before our initial public offering on April 30, 1999) of our common stock on the date of exercise, multiplied by the number of shares to which the exercise relates, and does not necessarily indicate that the optionee sold such stock.

(2) The value is based on the difference between the option exercise price and the closing price of our common stock on December 31, 2000 of $2.00 per share. The above valuations may not reflect the actual value of unexercised options, as the value of unexercised options will fluctuate with market activity.

                     TRANSACTIONS WITH EXECUTIVE OFFICERS,
                              DIRECTORS AND OTHERS

EMPLOYMENT AGREEMENTS

     AppliedTheory entered into employment agreements with Danny E. Stroud, Angelo A. Gencarelli and Robert F. Mechur during 2000. The agreements contain provisions allowing the executives to borrow money from the Company for the exercise of stock options and provide for the continued payment of salary upon termination following a change in control transaction.

INDEMNIFICATION AGREEMENTS

     AppliedTheory has entered into indemnification agreements with each of our directors, named executive officers and with certain other officers and senior managers. These agreements provide that we shall indemnify and hold harmless each indemnitee from liabilities incurred as a result of such indemnitee's status as a director, officer or employee of AppliedTheory, subject to certain limitations.

CERTAIN TRANSACTIONS

  Option Agreements

     In connection with a stock purchase agreement dated August 4, 1998, some of our stockholders, including Messrs. Martin and Buckel, Drs. Sadowsky and Mandelbaum and Shelley A. Harrison (who resigned as a director of AppliedTheory on December 11, 2000), have entered into option agreements dated August 4, 1998 and August 28, 1998 with Broadwing, Grumman Hill and NYSERNet.net. These option agreements provide the optionee stockholders with a put option to sell their stock, 2,280,938 shares in the aggregate, to Broadwing and Grumman Hill at a purchase price of $2.93 per share. The number of shares of common stock held by the stockholders, including Messrs. Martin and Buckel and Drs. Sadowsky, Mandelbaum and Harrison that were subject to the option agreements was 2,127,000. The put rights began September 4, 1999, with respect to 2,265,278 shares, and September 28, 1999, with respect to 15,660 shares, and ended October 4, 2000 and October 28, 2000, respectively. The option agreements also provide Broadwing and Grumman Hill with a call option to buy the stock held by the option stockholders from them at the same purchase price as the put option. The call option rights began October 5, 2000, with respect to 2,265,278 shares, and October 29, 2000, with respect to 15,660 shares, and end August 4, 2001 and August 28, 2001, respectively. The options may be exercised in whole or part on one or more occasions at any time during the relevant option period. During September and October 1999, the optionee stockholders sold a total of 1,891,215 shares to Broadwing and Grumman Hill under this option agreement. During May 2000, Dr. Mandelbaum sold a total of 264,487 shares to Broadwing and Grumman Hill under the same agreement.

  Joint Marketing and Services Agreement with Broadwing

     In January 1999, we entered into a joint marketing and services agreement with Broadwing under which each of us may sell and provide the other with any of the services or products that we offer. This agreement also provides the right of first refusal to each party for various purchases of equipment, facilities and services. The joint marketing and services agreement automatically terminates upon Broadwing's disposition of all of its equity holdings in us or when terminated by one of the parties. Either of us may terminate the joint marketing and services agreement if the other fails to cure a breach of a material provision within 30 days after being provided with notice of the breach. During 2000, we purchased network access services under contract from Broadwing totaling approximately $4,800,000.

  Harrison Consulting Agreement

     In October 1996, we entered into a consulting agreement with Shelley A. Harrison through Harrison Enterprises Inc. Under the agreement, Dr. Harrison rendered advisory and consulting services with respect to our operations, financing and business planning, particularly in relation to any sales of securities, mergers or similar transactions. Dr. Harrison received $5,000 per month under the agreement in addition to the grant by us upon the commencement of the agreement of an option to purchase 750,000 shares of our common stock at $0.13 per share. The option vested with respect to 187,500 shares on October 1, 1997 and with respect to the remaining 562,500 shares on August 4, 1998 in connection with the consummation of our sale of common stock to Broadwing and Grumman Hill under the stock purchase agreement. On December 11, 2000, we terminated the consulting agreement with Dr. Harrison. We incurred consulting fees of $60,000 during the year ended December 31, 2000.

  Grumman Hill Consulting Arrangement

     We currently have an arrangement through which Grumman Hill serves in a consulting and advisory capacity to our management. In accordance with this arrangement, Grumman Hill, including Mr. Kelsey, renders consulting services and management advice to us particularly regarding raising corporate financing. We paid a consulting fee of $120,000 during the year ended December 31, 2000 to Grumman Hill under this arrangement.

  Resale Agreement with NYSERNet.org

     In October 1996, we entered into a resale agreement with NYSERNet.org to provide it with Internet access products and services which it resells to governmental, educational, scientific and other not-for-profit organizations within the State of New York. We sell products and services to NYSERNet.org which are priced using our standard price list less appropriate discounts, and are sold by us on terms and conditions, similar to those granted to third party customers. The resale agreement also calls for us to form a joint marketing plan with NYSERNet.org for the products and services covered by the agreement and for us to provide NYSERNet.org with sales support and assistance. Products and services sold to NYSERNet.org for the year ended December 31, 2000 amounted to $13.6 million, representing 18% of our revenue for the period. The resale agreement extends until October 2005 and is terminable upon the insolvency of a party, an attempted unauthorized assignment by a party, a failure to make any payment due under the agreement not remedied within 30 days or a failure to remedy any breach of the terms of the agreement within 30 days of receiving notice of the breach.

  Resource Sharing Agreement with NYSERNet.org and NYSERNet.net

     In October 1996, we entered into a resource sharing agreement with NYSERNet.org and NYSERNet.net. Under the agreement, we provide NYSERNet.org and NYSERNet.net with administrative services, use of equipment and use of our employees to the extent they are available. The agreement also provides for NYSERNet.org's and NYSERNet.net's use of computer equipment, furniture and supplies in the operation of its business and payment to us of a pro rata share of the fair rental value of the equipment plus the cost of maintaining the equipment. A number of our employees are also subject to the agreement, with some employees on the shared premises at various times providing services to NYSERNet.org and NYSERNet.net. NYSERNet.org and NYSERNet.net pay a pro rata share of the employees' salary and benefits. Resources we provided to NYSERNet.org and NYSERNet.net under the resource sharing agreement for the year ended December 31, 2000 amounted to approximately $300,000 and $100,000, respectively.

  Borrowings with NYSERNet.net

     The Company had an unsecured revolving borrowing facility with NYSERNet.net, which provided for borrowings up to $6.2 million, less any preferred stock outstanding, at the prime rate. We had no principal borrowings outstanding under this facility at December 31, 2000 and, by mutual agreement, this facility was terminated on January 19, 2001. In addition, we have a line of credit facility with a commercial bank that is collateralized by a maximum of $5.5 million of cash and cash equivalents, government securities, corporate securities or corporate equities pledged by NYSERNet.net.

  Note Receivable from David A. Buckel

     On April 11, 2000, we made a loan to Mr. Buckel in the amount of $65,000. This loan was evidenced by a note, payable to us upon the earlier of April 11, 2002 or the date described in any security agreement we enter into with Mr. Buckel in the future with regard to the loan. The note accrued interest at 6.45%. On August 3, 2000, the Board of Directors awarded a $65,000 bonus to Mr. Buckel to satisfy this loan obligation.

  Related Party Transactions

     As of March 27, 2001, Broadwing, NYSERNet.net and Grumman Hill are the respective holders of approximately 23%, 18% and 12% of our common shares. We also maintain a significant commercial relationship with Broadwing, and approximately 18% of our revenues in 2000 were generated from sales to NYSERNet.org. In addition to the transactions described above, we may from time to time enter into other transactions with NYSERNet.net, NYSERNet.org or Broadwing, including transactions on a vendor/vendee basis. We also provide accounting, financial and other services to NYSERNet.net and NYSERNet.org. One of our directors, Mr. Kelsey, is a managing partner of Grumman Hill. As a result of these relationships, conflicts of interest may arise among some of our directors, executive officers and stockholders. We have independent directors, auditors and counsel separate from Broadwing, NYSERNet.net and NYSERNet.org and believe that we maintain adequate procedures to protect us in related party transactions.

                            STOCK PERFORMANCE GRAPH

     The graph depicted below shows the Company's stock price as an index assuming $100 invested on April 30, 1999 (the date our common stock began trading on the Nasdaq Stock Market), along with the composite prices of companies listed in various stock market indices. The S&P 500 and Russell 2000 indices were both used for comparable purposes in our 1999 Stock Performance Graph. We included the Nasdaq Composite Index for comparable purposes in this year's graph because our common stock is publicly traded on the Nasdaq Stock Market. Additionally, we included the Morgan Stanley Hi Tech 35 Index in this year's graph because we believe it is more appropriate to compare the performance of our common stock to the companies within the technology and Internet sectors that comprise this index. The stock performance on the following graph is not necessarily indicative of future stock performance.

                           [STOCK PERFORMANCE GRAPH]

                                                                 DOLLAR VALUE OF $100 INVESTMENT AT
                                           -------------------------------------------------------------------------------
                                           4/30/99   6/30/99   9/30/99   12/31/99   3/31/00   6/30/00   9/30/00   12/31/00
                                           -------   -------   -------   --------   -------   -------   -------   --------
AppliedTheory Corporation................    100        62        58       135        102        73        30        10
NASDAQ Composite Index...................    100       106       108       160        180       156       144        97
Morgan Stanley Hi Tech 35 Index..........    100       106       121       171        206        97       100        72
Russell 2000 Index.......................    100       106        99       117        125       120       120       112
S&P 500 Index............................    100       103        96       110        111       109       108        99

                PROPOSAL 2 -- APPROVAL OF THE ISSUANCE OF SHARES
                      OF OUR COMMON STOCK IN EXCESS OF 20%
                       OF OUR TOTAL SHARES OUTSTANDING TO
                      THE 5% CONVERTIBLE DEBENTURE HOLDERS

     At the meeting, the shareholders will be requested to approve the issuance, upon conversion of the Company's 5% convertible debentures, of shares of our common stock in excess of 20% of our total shares outstanding to the seven institutional investors holding the Company's 5% convertible debentures. The Board of Directors recommends approval of the issuance of shares of our common stock in excess of 20% of our total shares outstanding to the seven institutional investors.

BACKGROUND

     On June 5, 2000, the Company entered into a purchase agreement with seven institutional investors (the "Investors") under which we issued $30,000,000 worth of 5% convertible debentures. On January 9, 2001, the Company and the Investors entered into an amended and restated purchase agreement (the "Purchase Agreement") providing for the issuance of $30,000,000 worth of 5% convertible debentures due June 5, 2003 and warrants to purchase $13,000,000 of our common stock. The purchase price for the sale of the debentures and the issuance of the warrants was determined through arm's-length negotiations between the Company and the Investors.

DESCRIPTION OF THE 5% CONVERTIBLE DEBENTURES

     The convertible debentures earn interest at 5% per annum, payable semi-annually in June and December, and the convertible debentures mature on June 5, 2003. At our option, interest can be accrued, paid in cash or converted into shares of common stock. At the option of a debenture holder, the principal of a convertible debenture may be converted into our common stock at an initial conversion price of $16.69 per share of our common stock. The conversion price is adjusted and reset pursuant to the terms of the convertible debenture as described below.

     At six month intervals beginning June 5, 2001 and ending June 5, 2003, the conversion price applicable for the conversion of the principal of, or interest on, the convertible debentures will be reset to account for a portion of any decrease in the price of our common stock, based on the average closing price of our common stock for the 20 trading days preceding a reset date multiplied by a reset factor. The conversion price will not reset if the average closing price of our common stock for the 20 trading days preceding a reset date exceeds the then current conversion price of the convertible debentures, or if the average closing price of our common stock for the 20 trading days preceding a reset date is greater than $13.35, as adjusted. The reset factor cannot be more than 1.5 so that the adjusted conversion price cannot be more than 1.5 times the average closing price of our common stock for the 20 trading days preceding a reset date. The Purchase Agreement provides that the conversion price of the debentures will be adjusted if we issue common stock, rights convertible into common stock, or similar instruments at a per share price that is less than either the conversion price in effect at the time of such issuance or the market price of our common stock (as defined in a formula in the Purchase Agreement).

     If the closing price of our common stock during any 60 consecutive trading days following registration of the shares of our common stock that are issuable upon conversion of the debentures is greater than $20.86, the conversion price will be fixed at $16.69, subject to certain adjustments. The reset provisions of the convertible debentures were designed to help prevent the Investors from holding debentures convertible into stock valued at less than the original $30,000,000 face value of the convertible debentures. These reset provisions may result in additional dilution of our existing shareholder's interests, and increase the likelihood that the Investors will exercise the conversion feature of their debentures. The Purchase Agreement contains restrictions on the Investors' ability to sell shares of our common stock (including short sales) during the 20 trading days preceding any reset date and limitations on the number of shares of our common stock they may sell (including short sales) during a conversion pricing period.

     The Purchase Agreement contains certain restrictions on our ability to pay dividends or distributions and purchase equity securities. These restrictions prohibit the payment of dividends, except dividends payable in common stock, and limit repurchases and redemptions of common stock or other equity securities. In particular, we cannot redeem common shares pursuant to a put option agreement to which we are a party until July 11, 2002, unless certain liquidity criteria are satisfied, without causing a default under the convertible debentures.

     We may require the Investors to convert the convertible debentures into our common stock if the volume weighted average price of our common stock exceeds 200% of the initial conversion price ($16.69, as adjusted) during any 60 consecutive trading days following our registration for resale under the Securities Act of 1933, as amended, of the shares of our common stock issuable upon conversion of the debentures. Under certain circumstances we may opt to redeem the convertible debentures.

     In addition to their other conversion rights the Investors may convert up to a total of $15,000,000 of convertible debentures in monthly installments equal to the greater of $3,000,000 or 20% of the aggregate dollar sale volume of our common stock for the 21 trading days preceding an Investor's delivery of a notice to convert. The conversion price for a monthly conversion will be based on the volume weighted average price of our common stock during the 4 consecutive 5 trading-day periods during the 20 trading days beginning 3 days after the Investor's delivery of a conversion notice. In the event a conversion notice is given, the Company has the right to redeem the debentures sought to be converted.

     The Investors can also convert an additional 50% of the amount submitted for conversion in each notice if 15% of the aggregated dollar sales volume for our common stock for the 21 days following the Investors' delivery of a conversion notice exceeds 150% of the amount submitted for conversion. The conversion price for the additional 50% will be based on the volume weighted average price of our common stock for the 21 trading days following the Investors' delivery of a conversion notice.

     We have the right to redeem up to $15,000,000 of the 5% convertible debentures, with such amount declining $1.00 for each $3.00 of convertible debentures the Investors elect to convert as described in the preceding two paragraphs. If the Company elects to so redeem any of the convertible debentures, the Investors can convert their convertible debentures into common stock at the volume weighted average price of our common stock for the 5 trading days preceding their receipt of the Company's redemption notice.

     Under the Purchase Agreement, we issued warrants to the Investors entitling them to purchase, in the aggregate, up to $13,000,000 of our common stock. The warrants may be exercised until June 5, 2005. Initially, the per share exercise price applicable to the warrants is $6.00 per share of our common stock. At this exercise price, up to 2,166,667 shares of our common stock will be issued if the warrants are fully exercised. The warrants provide that the exercise price will be adjusted if we issue common stock, rights convertible into common stock, or similar instruments at a per share price that is less than the greater of the then current exercise price for the warrants, or the average closing price for our common stock on the Nasdaq Stock Market's National Market for the five trading days preceding the issuance or sale in question.

     The Purchase Agreement requires the Company to reserve for issuance to the Investors not less than 18,000,000 shares of our common stock, subject to adjustments, plus 200% of the maximum number of our shares of common stock issuable upon exercise of the warrants. In connection with the agreements described above, the Company also entered into an amended and restated registration rights agreement with the Investors, pursuant to which, on April 10, 2001, we registered for public resale under the Securities Act of 1933, as amended, 22,333,334 shares of our common stock to cover the shares issuable upon conversion of the convertible debentures and the exercise of the warrants.

EFFECTS OF CONVERSION OF 5% CONVERTIBLE DEBENTURES ON HOLDERS OF COMMON STOCK

     As noted above, the exact number of shares issuable upon conversion of the 5% convertible debentures cannot currently be determined but will vary inversely with the market price of our common stock. The current holders of our common stock will be diluted by the issuance of our common stock upon conversion of the 5% convertible debentures and may be substantially diluted depending on the future market price of our common stock. The full conversion of the debentures at the current conversion price would result in the issuance of an additional
1.8 million shares of our common stock. However, based on the reset and conversion features set forth in the Purchase Agreement, the conversion price will be adjusted on June 5, 2001, the first reset date, which would result in significantly more shares of our common stock being issued upon conversion. For example, if on June 5, 2001 the reset price (the average market price of our common stock for the 20 trading-day period immediately preceding and excluding that date) is $1.07 per share, which would be the reset price if the reset date was April 19, 2001, the conversion price of the debentures would be $1.61 per share. At this price, the full conversion of the debentures would result in the issuance of an additional 18.6 million shares of our common stock.

     The Purchase Agreement limits the Investors ownership interest in the Company to 19.99% of our total shares outstanding. The Nasdaq Stock Market Rules requires shareholder approval of the issuance of shares in excess of 20% of our total shares outstanding. Under the various conversion and redemption features of the

Purchase Agreement, the Investors ownership interest in the Company could exceed 19.99% of our total shares outstanding. However, if the Investors are not able to convert some of their debentures into shares of our common stock because the Company has not obtained the approval of our shareholders for the issuance of shares in excess of 20% of our total shares outstanding, then the Investors may require the Company to redeem their remaining debentures at a price equal to the greater of the cash value that the Investors would receive upon conversion of the debentures at the conversion price then in effect and subsequent sale of the shares at the trading price of our common stock on the day of the conversion or 130% of the principal amount outstanding under the debentures. As of May 4, 2001 these investors hold approximately 1.4% of the Company's outstanding common stock. At this time the Company cannot predict whether the holders of the 5% convertible debentures will elect to convert the debentures into shares of our common stock or exercise their warrants. One or both of these events must occur for the Investors ownership interest to exceed 20% of our total shares outstanding.

USE OF PROCEEDS

     After payment of $1,000,000 in fees and expenses, the Company received net proceeds of $29,000,000 from the sale of the 5% convertible debentures. We are using the net proceeds to fund our operations, working capital requirements and capital expenditures.

VOTE REQUIRED AND BOARD RECOMMENDATION

     The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of the proposal.

THE BOARD RECOMMENDS A VOTE FOR THIS RESOLUTION.

     The transaction with the Investors discussed above has conversion features and warrants that if fully converted at recent prices for our common stock would result in the Investors ownership interest in the Company exceeding 20%. The Company believes it is beneficial that the 5% convertible debentures remain outstanding rather than requiring us to redeem a portion of them for cash, thus preserving our cash for working capital needs. Moreover, if the Investors chose to exercise their warrants it could provide $13 million in additional cash for the Company. The Board of Directors feels maintaining financial flexibility in the dynamic marketplace for high technology companies will help the Company achieve its long-term objectives and enhance shareholder value. Therefore, the Board recommends a vote for this resolution.

      PROPOSAL 3 -- APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK
                IN EXCESS OF 20% OF OUR TOTAL SHARES OUTSTANDING
                         TO CRESCENT INTERNATIONAL LTD

     At the meeting, the shareholders will be requested to approve the issuance of shares of our common stock in excess of 20% of our total shares outstanding to Crescent International Ltd. ("Crescent"). The Board of Directors recommends approval of the issuance of shares of our common stock in excess of 20% of our total shares outstanding to Crescent.

DESCRIPTION OF THE AGREEMENT

     On February 22, 2001, we completed a stock purchase arrangement with Crescent International Ltd., an investment fund managed by GreenLight (Switzerland) SA of Geneva, Switzerland, that provides us with financing ability of up to $30 million to fund operations and infrastructure requirements. The arrangement provides that Crescent will buy up to $30 million worth of AppliedTheory common stock, should we choose to sell. Under the terms of the transaction, we have the right, but are not obligated, to exercise the option, in whole or in part. The amount of shares that the Company can sell and the value at which those shares can be sold is contingent upon and limited by certain trading volume and share price parameters. Based on the 22 trading days' volume and closing prices of our common stock for the period ended March 23, 2001, we could have sold approximately $700,000 of our shares under the initial purchase and, assuming the trading volume and closing price of our common stock remained constant, an additional $500,000 per month thereafter. Since March 23, 2001, the price of our common stock has decreased, further limiting our ability to obtain financing under this facility.

     The stock purchase agreement limits Crescent's ownership interest in the Company to 19.9% of our total shares outstanding. The Nasdaq Stock Market Rules requires shareholder approval of the issuance of shares in excess of 20% of our total shares outstanding. If the Company elects to sell a sufficient quantity of common stock under the terms of the stock purchase agreement, Crescent's ownership interest in the Company could exceed 19.9% of our total shares outstanding. As of May 4, 2001 Crescent did not hold any of the Company's common stock. At this time the Company cannot predict whether, when or in what amount we may elect to sell common stock under this stock purchase agreement.

VOTE REQUIRED AND BOARD RECOMMENDATION

     The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of the proposal.

THE BOARD RECOMMENDS A VOTE FOR THIS RESOLUTION.

     The stock purchase agreement with Crescent discussed above could result in Crescent's ownership interest in the Company exceeding 20% if the Company elects to sell a sufficient quantity of our common stock to Crescent. The Company believes it is beneficial to have the ability, if necessary, to sell our common stock to generate cash for working capital needs. The Board of Directors feels maintaining financial flexibility in the dynamic marketplace for high technology companies will help the Company achieve their long-term objectives and enhance shareholder value. Therefore, the Board recommends a vote for this resolution.

 PROPOSAL 4 -- APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES AVAILABLE TO BE
                    GRANTED UNDER THE 1999 STOCK OPTION PLAN

     Shareholders are being asked to approve Amendment 1 to the AppliedTheory 1999 Stock Option Plan (the "1999 Plan"), an incentive and non-qualified stock option plan. This amendment authorizes the issuance of up to 2,000,000 additional shares of the Company's voting common stock and was approved by the Board of Directors at a meeting held on January 18, 2001, subject to shareholder approval. Under the 1999 Plan, the Company originally authorized 2,400,000 shares of our common stock to be issued upon exercise of options granted or to be granted. If the amendment is approved, the 2,000,000 additional shares being authorized may be used to grant options to employees, officers and directors of the Company.

     The Board of Directors believes that stock options play an important role in providing eligible employees with an incentive and inducement to contribute fully to further the growth and development of the Company and its subsidiaries because there is an opportunity to acquire a proprietary interest in the Company on an attractive basis. The Company's current policy is to grant every full time employee an option to purchase shares of AppliedTheory common stock.

SUMMARY OF THE 1999 PLAN

     The following summary of the 1999 Plan is qualified in its entirety by the full text of the 1999 Plan, a copy of which is available to any shareholder upon request.

     Our 1999 Plan is administered by our board of directors or, except in the case of awards to members of the board, by any committee authorized by the board, including a committee that conforms to the requirements of Rule 162(m) of the Internal Revenue Code. Except in the case of awards to members of the board or to officers determined to be subject to Rule 16b-3 of the Securities Exchange Act of 1934 or section 162(m) of the Internal Revenue Code, the board can delegate to the officers of the Company the authority to grant and determine the terms and conditions of option grants, subject to any limitations arising under our 1999 Plan or in the context of the delegation of the board's authority. If the board does delegate its authority to a committee or an officer, any reference to the board in this disclosure is also a reference to the board's delegatee.

     Subject to the limitations in our 1999 Plan, the board has the authority to determine: who will receive options; the time at which options will be granted; the number of shares subject to an option; the exercise price of an option; the time or times at which the options will become vested and exercisable; and the duration of the option.

     All of our current and prospective employees, officers, directors, consultants and advisors are eligible to receive options under our 1999 Plan. However, only our employees are eligible for grants of incentive stock options. The exercise price of an option may be determined by the board. However, the exercise price of an incentive stock option cannot be less than 100% of the fair market value of a share of common stock on the date of grant. No more than one hundred thousand dollars worth of our common stock, determined at the time of grant, may be subject to incentive stock options which become exercisable by any one employee in any one year. Options for no more than 525,000 shares of our common stock may be granted to any optionee during any one calendar year. This maximum can be adjusted in the event of certain corporate reorganizations, capitalizations or other specified corporate transactions.

     Options granted under our 1999 Plan have a maximum term of ten years from the date of grant. Options granted under our 1999 Plan become vested and exercisable in the manner and subject to the conditions which are approved by the board. However, the vesting and exercisability of any option may be accelerated at any time by the board. Unless otherwise provided by the board, in the event of an employee's death or disability, his or her outstanding vested options will remain exercisable for a period of one year. If an employee is terminated for any other reason, unless otherwise provided by the board, his or her outstanding vested options will remain exercisable for a period of 90 days, except in the case of a termination of employment for "cause" (as defined in our 1999 Plan), and the violation by the optionee of confidentiality, non-disclosure and non-competition obligations, in which case all unexercised options will be immediately forfeited.

     If we sell all of our assets; complete a liquidation or dissolution; or if one hundred percent of our common stock is acquired by another party, unless the applicable option agreement or an employment agreement between us and the applicable optionee provides otherwise, all options which are then outstanding under our 1999 Plan and remain unvested will automatically vest. If we merge with another entity, undertake a similar transaction or if a majority of the members of our board of directors are removed by our shareholders, unless the applicable option agreement or any employment agreement between us and the applicable optionee provides otherwise, the board will have the authority to determine whether to vest all unvested options which are then outstanding under our 1999 Plan.

     When exercising options, payment can be made in cash or, at the board's discretion, in common stock or in another form of payment permitted under our 1999 Plan. All options granted under our 1999 Plan are nontransferable except by the optionee's will or under the laws of descent and distribution and, in the case of non-qualified stock options only, to family members of the optionee, as may be approved by the board in accordance with out 1999 Plan. Our 1999 Plan has a term of ten years but may be terminated by the board before this time. This plan may be amended or modified at any time by our board. Our board may seek shareholder approval of any amendment or modification to our 1999 Plan for any reason, including to comply with sections 422 or 162(m) of the Internal Revenue Code.

FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general description of federal income tax consequences to optionees and the Company relating to stock options granted under the 1999 Plan. This discussion does not purport to cover all tax consequences relating to the optionees or the Company.

     An optionee will not generally recognize income upon the grant of a nonqualified stock option to purchase shares of our common stock. Upon exercise of the option, the optionee will generally recognize ordinary compensation income equal to the excess of the fair market value for such shares. The tax basis of the shares of our common stock in the hands of the optionee will equal the exercise price paid for the shares plus the amount of ordinary compensation income the optionee recognizes upon exercise of the option, and the holding period for the shares for capital gains purposes will commence on the day the option is exercised. An optionee who sells any of such shares of our common stock will recognize capital gain or loss measured by the difference between the tax basis of the shares and the amount realized on the sale. We will be entitled to a deduction equal to the amount of ordinary compensation income recognized by the optionee. The deduction will be allowed at the same time the optionee recognizes the income.

     An optionee will not generally recognize income upon the grant of an incentive stock option to purchase shares of our common stock and will not generally recognize income upon exercise of the option, provided the optionee is an employee of the Company or a subsidiary at all times from the date of grant until three months prior to exercise. However, the amount by which the fair market value of the shares of our common stock on the date of exercise exceeds the exercise price will be includable for purposes of determining any alternative minimum taxable income of an optionee. Where an optionee who has exercised an incentive stock option sells the shares of our common stock acquired upon exercise more than two years after the grant date and more than one year after exercise, capital gain or loss will be recognized equal to the difference between the sales price and the exercise price. An optionee who sells such shares of our common stock within two years after the grant date or within one year after exercise will recognize ordinary compensation income in an amount equal to the lessor of the difference between (a) the exercise price and the fair market value of such shares on the date of exercise, or (b) the exercise price and the sales proceeds. Any remaining gain or loss will be treated as a capital gain or loss. We will be entitled to a deduction equal to the amount of ordinary compensation income recognized by the optionee in this case. The deduction will be allowable at the same time the optionee recognizes the income.

     Compensation of persons who are our Named Executive Officers is subject to the tax deduction limits of section 162(m) of the Code. Stock option compensation that qualifies as "performance-based compensation" is exempt from section 162(m), thus allowing us the full tax deduction otherwise permitted for such compensation. If approved by our shareholders, the 1999 Plan will enable the board to grant stock options that will be exempt from the deduction limits of section 162(m) of the Code.

     New Plan Benefits. During 2000, stock options were granted under the 1999 Plan to our Named Executive Officers as set forth in the table on page 12 entitled "Options Grants in Fiscal 2000." Also during 2000, the board granted stock options under the 1999 Plan for 793,707 shares to all executive officers as a group at an average weighted exercise price of $11.15 per share and 1,397,497 shares to non-executive officer employees as a group at an average weighted exercise price of $10.96 per share.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF AMENDMENT 1 TO THE APPLIEDTHEORY 1999 STOCK OPTION PLAN.

     PROPOSAL 5 -- APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Audit and Finance Committee has recommended and the Board of Directors has approved the appointment of Grant Thornton LLP as independent certified public accountants for fiscal 2001, subject to stockholder ratification. The Audit and Finance Committee, in arriving at its recommendation to the Board, reviewed the performance of Grant Thornton LLP in prior years as well as the firm's reputation for integrity and competence in the fields of accounting and auditing. The Audit and Finance Committee has expressed its satisfaction with Grant Thornton LLP in these respects.

     Grant Thornton LLP has served as AppliedTheory's independent auditor since 1996. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make such statements as they may desire. They are also expected to be available to respond to appropriate questions from the stockholders present.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT OF APPLIEDTHEORY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

                                 OTHER MATTERS

     Our Board of Directors knows of no matters to be presented at the Annual Meeting other than those described in this proxy statement. In the event that other business properly comes before the meeting, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

PROXY SOLICITATION EXPENSE

     The cost of the solicitation of proxies will be borne by us. In addition to solicitation by mail, our directors, officers, employees and subsidiaries, without receiving any additional compensation, may solicit proxies personally or by telephone or facsimile. We have retained American Stock Transfer & Trust Company to request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. We do not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for those matters to be voted on in the Annual Meeting.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such directors, executive officers and greater than 10% stockholders are required by applicable regulation to provide us with copies of all Section 16(a) forms they file.

     AppliedTheory believes that during fiscal year 2000, all Section 16(a) filing requirements were satisfied on a timely basis, except that:

     - In November 2000, Danny E. Stroud, President and CEO, filed an amended Form 4 to correct the inadvertent omission to report 50,000 and 25,000 stock options granted to him on August 11 and August 16, respectively;

     - In November 2000, NYSERNet.net, Inc., a 10% beneficial owner, filed a Form 4 to correct the inadvertent omission to report 7,000 shares of common stock sold in September 2000;

     - In November 2000, Edward J. Siciliano, Senior Vice President, filed an amended Form 3 to correct the expiration date and exercise price of 25,000 stock options granted to him on October 6, 2000 which were reported erroneously;

     - In January 2001, David Groelinger, Director, filed a late Form 3 to report his appointment as a Director of the Board on October 30, 2000;

     - In February 2001, Angelo A. Gencarelli, Denis J. Martin, David A. Buckel and Edward J. Siciliano, Senior Vice Presidents, filed Form 5's to correct the inadvertent omission to report stock options granted to them on October 30, 2000; and

     - In April 2001, David Groelinger, James T. Kelsey and George Sadowsky, Directors, plan to file Form 4's to correct the inadvertent omission to report 3,750 stock options granted to each of them on December 13, 2000.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     The proxy rules adopted by the Securities and Exchange Commission provide that certain stockholder proposals must be included in the proxy statement for our Annual Meeting. For a proposal to be considered for inclusion in AppliedTheory's proxy materials for our 2002 Annual Meeting of stockholders, it must be received in writing by us on or before December 27, 2001 at its principal office, 1500 Broadway, 3rd Floor, New York, NY 10036, Attention:
Secretary.

     Our Form 10-K Annual Report to Stockholders, including our audited financial statements for the year ended December 31, 2000, is being mailed herewith to all stockholders of record on the Record Date and is incorporated herein by this reference.

                                          By Order of the Board of Directors,

                                          /s/ Angelo A. Gencarelli III

                                          Angelo A. Gencarelli III
                                          Senior Vice President and Chief
                                          Financial Officer
                                          AppliedTheory Corporation

New York, N.Y.
May 4, 2001

     Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to MARK, SIGN, DATE and RETURN THE ENCLOSED PROXY CARD in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

                                                                      APPENDIX A

                           APPLIEDTHEORY CORPORATION

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER

I.  PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the corporations' policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

     - Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

     - Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing department.

     - Provide and open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter.

II.  COMPOSITION

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. Whether a director is "independent" for these purposes shall be determined in good faith by the Board, but no Director shall be considered independent if he or she has:

     - been employed by the Corporation or its affiliates in the current or past three years;

     - accepted any compensation from the Corporation or its affiliates in excess of $60,000 during the previous fiscal year (except for board service, retirement plan benefits, or non-discretionary compensation);

     - an immediate family member who is, or has been in the past three years, employed by the Corporation or its affiliates as an executive officer;

     - been a partner, controlling shareholder or an executive officer of any for-profit business to which the Corporation made, or from which it received, payments (other than those which arise solely from investments in the Corporation's securities) that exceed five percent of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or

     - been employed as an executive of another entity where any of the Corporation's executives serve on that entity's compensation committee.

     All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

                            APPLIEDTHEORY CORPORATION
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  ANNUAL MEETING OF STOCKHOLDERS - MAY 31, 2001



P The undersigned hereby appoints Richard Mandelbaum, Danny E. Stroud and Angelo A. Gencarelli III, and each of them, as proxies of the undersigned,
R each with full power to act without the other and with full power of substitution and re-substitution, to vote all the shares of common stock of
O AppliedTheory Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 31, 2001, at 9:00 a.m.
X (local time) at the Muse Hotel, 130 West 46th Street, New York, New York, and at any postponements or adjournments thereof, with all the powers the
Y    undersigned would have if personally present, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING ITEMS:

     (1) To elect to the Board of Directors the following nominees for the term indicated in the proxy statement.

             FOR the nominee, Danny E. Stroud (except as marked to the
             contrary below).                                                [ ]

             WITHHOLD AUTHORITY to vote for the nominee listed below.        [ ]

             FOR the nominee, David Groelinger (except as marked to the
             contrary below).                                                [ ]

             WITHHOLD AUTHORITY to vote for the nominee listed below.        [ ]

             INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

     (2) Approval of the issuance of shares of our common stock in excess of 20% of our total shares outstanding to the 5% convertible debenture holders.

                 [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

     (3) Approval of the issuance of shares of our common stock in excess of 20% of our total shares outstanding to Crescent International Ltd.

                 [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

     (4) Approval of an increase in the number of shares available to be granted under the 1999 Stock Option Plan.

                 [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

     (5) Ratification of the appointment by the Board of Directors of Grant Thornton LLP as independent certified public accountants for fiscal year 2001.

                 [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

         In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting, all in accordance with the accompanying Notice and proxy statement, receipt of which is hereby acknowledged.

         IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1 THROUGH 5.

                                 Dated                                     2001
                                      -------------------------------------

                                 ----------------------------------------------

                                 ----------------------------------------------

                                 Sign exactly as name appears hereon. When signing in a representative capacity, please give full title. Joint owners (if any) should each sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS